EXHIBIT 10d

ADDENDUM -MAY 14, 2014

(EFFECTIVE JANUARY 1, 2014)

Notwithstanding anything to the contrary, the May 31, 2005, Liquidity Agreement including its September 11, 2011 Addendum is clarified and modified by the Parties as follows:

1) Upon mutual review, the Parties agree to increase the percentage ownership of Mentor Capital, Inc. (MNTR) in Waste Consolidators, Inc. (WCI) from 50% to 51%.

2) The valuation given WCI for this purchase is $2.5 Million. For the additional 1% MNTR has sent a check in good funds to WCI for $25,000 in full payment, which has been accepted by WCI. Deposit of said check will make effective this transaction.

3) The terms of the September 11, 2011 Addendum are unmodified. Because of that previous 2011 Addendum the net change to ongoing cash flows, payments distributions and other disbursements is equal to the change when 1% of WCI is purchased on a standalone basis. MNTR will ensure that for tax, SEC reporting and other financial purposes, this change is properly reflected for WCI and for MNTR

4) By mutual consent and through professional consultation, the Parties will work to ensure tax reporting and payment is properly reflected.

5) The Parties have been anticipating this change since late 2013 and the agreed upon date of the effectiveness of the purchase is January 1, 2014.

Approved by:

Kyle Thomas, CEO, for the WCI Parties	Chet Billingsley, CEO, Mentor Capital, Inc.
Kyle O. Thomas	[signature]